UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 29, 2015

Energizer Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 Maryville University Drive

St. Louis, Missouri 63141

(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 29, 2015, Energizer Holdings, Inc. (“Energizer” or “we”) entered into a 364-day senior unsecured Term Loan Credit Agreement (the “Bridge Facility”) as described in Item 2.03 of this Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 29, 2015, we entered into the Bridge Facility with Citibank, N.A., as Administrative Agent, and Bank of America, N.A., the Bank of Tokyo-Mitsubishi UFJ, Ltd., and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, to borrow up to $1 billion under a senior unsecured term loan. The Bridge Facility was undrawn on such date. Our obligations under the Bridge Facility are guaranteed by our domestic subsidiaries that guaranty our other senior indebtedness.

Borrowings under the Bridge Facility may be made in up to three advances and the Bridge Facility shall terminate, and any outstanding advances must be repaid, on the earlier of (i) April 27, 2016, (ii) if no advances have been made under the Bridge Facility on or prior to July 1, 2015, then July 2, 2015, and (iii) the date on which the previously announced separation of Energizer’s household products and personal care divisions (the “Spin-Off”) is consummated. The Bridge Facility bears interest at a variable rate equal to LIBOR or another index rate, in each case plus a specified margin.

The Bridge Facility includes affirmative, negative and financial covenants that restrict our ability to, among other things, make investments, sell or otherwise dispose of property, pay dividends or repurchase stock. The financial covenants require us to maintain a leverage ratio not in excess of 3.50 to 1.00 and a minimum interest expense coverage ratio of at least 3.00 to 1.00.

The Bridge Facility contains mandatory prepayment provisions and events of default customary for similar financings, including cross-defaults to other material indebtedness and change of control events. Upon the occurrence of an event of default, the outstanding obligations under the Bridge Facility may be accelerated and become due and payable immediately.

In connection with entering into the Bridge Facility, we issued irrevocable notices of prepayment with respect to Energizer’s (i) $150 million 5.23% Senior Notes, Series 2005-D, (ii) $140 million 6.24% Senior Notes, Series 2006-D, (iii) $70 million 6.36% Senior Notes, Series 2007-E, (iv) $150 million 6.48% Senior Notes, Series 2007-F and (v) $310 million 6.55% Senior Notes, Series 2007-G. Energizer intends to prepay such notes in May 2015, using the proceeds of an advance from the Bridge Facility in the aggregate amount of approximately $880 million, which prepayment amount includes approximately $60 million in make-whole payments. The notes will be prepaid at a prepayment amount equal to 100% of the principal amount thereof, plus a make-whole payment and accrued and unpaid interest to, but not including, the date of prepayment. The notes will be prepaid in accordance with the terms of each note and the respective note purchase agreement.

The agents under the Bridge Facility or their affiliates have or may have had various relationships with us and our subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking and letters of credit, for which the lenders or their affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing description of the Bridge Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Term Loan Credit Agreement evidencing the Bridge Facility, a copy of which is attached to this 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1 Term Loan Credit Agreement dated as of April 29, 2015 by and among Energizer Holdings, Inc., as borrower, Citibank, N.A., as administrative agent, and Bank of America, N.A., the Bank of Tokyo-Mitsubishi UFJ, Ltd., and JPMorgan Chase Bank, N.A., as Co-Syndication Agents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:	/s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: April 30, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Term Loan Credit Agreement dated as of April 29, 2015 by and among Energizer Holdings, Inc., as borrower, Citibank, N.A., as administrative agent, and Bank of America, N.A., the Bank of Tokyo-Mitsubishi UFJ, Ltd., and JPMorgan Chase Bank, N.A., as Co-Syndication Agents